EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Standard Motor Products, Inc. and Subsidiaries

We consent to the incorporation by reference in the registration statements (No. 333-174330, No. 333‑134239 and No. 333-125600) on Form S-8, and in the registration statement (No. 333-161101) on Form S-3 of Standard Motor Products, Inc. and subsidiaries of our reports dated February 26, 2016, with respect to the consolidated balance sheets of Standard Motor Products, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Standard Motor Products, Inc. and subsidiaries.

/s/ KPMG LLP
New York, New York
February 26, 2016